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As filed with the Securities and Exchange Commission on December 5, 2000

Registration No. 333-50266

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEATTLE GENETICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2836	91-1874389
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

22215 26th Avenue SE, Suite 3000
Bothell, Washington 98021
(425) 489-4990
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

H. Perry Fell, Ph.D., M.B.A. Chief Executive Officer	Clay B. Siegall, Ph.D. President and Chief Scientific Officer

22215 26th Avenue SE, Suite 3000
Bothell, Washington 98021
(425) 489-4990
(Name, Address Including Zip Code, and Telephone Number Including Area Code, of Agent for Service)

COPIES TO:

SONYA F. ERICKSON ERIC L. DOBMEIER KIRK D. SCHUMACHER	GERALD S. TANENBAUM
VENTURE LAW GROUP A Professional Corporation 4750 Carillon Point Kirkland, Washington 98033	CAHILL GORDON & REINDEL 80 Pine Street New York, New York 10005-1702

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Part II
Information Not Required in Prospectus

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

Amount to be Paid
SEC registration fee	*
NASD filing fee	*
Nasdaq National Market listing fee	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue Sky qualification fees and expenses	*
Transfer Agent and Registrar fees	*
Miscellaneous fees and expenses	*

Total	*

*
to be filed by amendment

Item 14.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII of our Certificate of Incorporation (Exhibit 3.1 hereto) and Article VI of our Bylaws (Exhibit 3.4 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, we have entered into Indemnification Agreements (Exhibit 10.28 hereto) with its officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among us, and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15.  Recent Sales of Unregistered Securities

(a)
Since our inception, we have issued and sold the following unregistered securities (as adjusted to reflect the automatic conversion of our outstanding preferred stock into common stock upon completion of this offering):

(1)
In December 1997, March 1998, April 1998 and June 1998, we issued and sold shares of our Series A convertible preferred stock convertible into an aggregate of 6,950,000 shares of common stock to 12 investors for aggregate consideration of $6,950,000.

(2)
In December 1999 and April 2000, we issued and sold shares of our Series B convertible preferred stock convertible into an aggregate of 10,437,072 shares of common stock to 29 investors for aggregate consideration of approximately $30,684,992.

  (3)
  As of September 30, 2000, we have issued 1,395,000 options to purchase shares of our common stock with a weighted average price of $0.196 per share to a number of employees, consultants and directors pursuant to the 1998 stock option plan.

The issuances of securities described in Items 15(a)(1) and (a)(2) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships, to information about us. In addition, certain issuances described in Item 15(a)(3) were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. In addition, such issuances were deemed to be exempt from registration under Section 4(2) of the Securities Act as transactions by issuer not involving a public offering.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits

Number	Description
1.1*	Form of Underwriting Agreement.
3.1**	Amended and Restated Certificate of Incorporation of Seattle Genetics, Inc.
3.2**	Amended and Restated Certificate of Incorporation of Seattle Genetics, Inc. (proposed).
3.3*	Certificate of Amendment of Certificate of Incorporation of Seattle Genetics, Inc.
3.4**	Amended and Restated Bylaws of Seattle Genetics, Inc.
3.5**	Amended and Restated Bylaws of Seattle Genetics, Inc. (proposed).
4.1*	Specimen Stock Certificate.
4.2**	Amended and Restated Investors' Rights Agreement dated December 22, 1999 between Seattle Genetics, Inc. and certain of its stockholders.
5.1*	Opinion of Venture Law Group regarding the legality of the common stock being registered.
9.1**	Amended and Restated Voting Agreement dated December 22, 1999 between Seattle Genetics, Inc. and certain of its stockholders.
10.1†	Research Agreement dated June 8, 1993 between Ixsys, Inc. and Bristol-Myers Squibb Company.
10.2†	License Agreement dated June 8, 1993 between Ixsys, Inc. and Bristol-Myers Squibb Company.
10.3†	Semi-Exclusive License Agreement dated September 20, 1993 between Bristol-Myers Squibb Company and Enzon, Inc.
10.4†	License Agreement dated January 1, 1998 between Seattle Genetics, Inc. and Brookhaven Science Associates, LLC.
10.5†	License Agreement dated March 30, 1998 between Seattle Genetics, Inc. and Bristol-Myers Squibb Company.
10.6†	Amendment Letter to the Bristol-Myers Squibb Company License Agreement dated July 29, 1999 between Seattle Genetics, Inc. and Bristol-Myers Squibb Company.
10.7	Amendment Agreement to the Bristol-Myers Squibb Company License Agreement dated July 26, 2000 between Seattle Genetics, Inc. and Bristol-Myers Squibb Company.
10.8†	License Agreement dated June 14, 1998 between Seattle Genetics, Inc. and MabTech AB.

10.9†	First Amendment to the MabTech License Agreement dated January 31, 2000 between Seattle Genetics, Inc. and MabTech AB.
10.10†	Non-Exclusive Public Health Service Patent Agreement dated September 15, 1998 among Seattle Genetics, Inc. and agencies within the United States Public Health Service.
10.11†	Amendment No. 1 to Public Health Service Patent Agreement dated July 14, 2000 among Seattle Genetics, Inc. and agencies within the United States Public Health Service.
10.12†	Non-Exclusive License Agreement dated September 29, 1998 between Seattle Genetics, Inc. and Creative BioMolecules, Inc.
10.13†	Sublease Agreement dated February 5, 1999 between Seattle Genetics, Inc. and ICOS Corporation.
10.14†	Development Agreement dated July 20, 1999 between Seattle Genetics, Inc. and Genzyme Transgenic Corporation.
10.15†	License Agreement dated September 20, 1999 between Seattle Genetics, Inc. and the University of Miami.
10.16†	Amendment No. 1 to the University of Miami License Agreement dated August 4, 2000 between Seattle Genetics, Inc. and the University of Miami.
10.17†	Development and License Agreement dated June 30, 1999 between Seattle Genetics, Inc. and Genentech, Inc.
10.18†	License Agreement dated January 24, 2000 between Seattle Genetics, Inc. and Genentech, Inc.
10.19†	License Agreement dated February 3, 2000 between Seattle Genetics, Inc. and the Arizona Board of Regents.
10.20†	Manufacturing Agreement dated October 16, 2000 between Seattle Genetics, Inc. and ICOS Corporation.
10.24**	Amended and Restated 1998 Stock Option Plan.
10.25	1998 Employee Stock Bonus Plan.
10.26**	2000 Directors' Stock Option Plan
10.27**	2000 Employee Stock Purchase Plan
10.28*	Form of Indemnification Agreement between Seattle Genetics, Inc. and each of its officers and directors.
23.1**	Consent of Independent Accountants
23.2*	Consent of Venture Law Group (included in Exhibit 5.1).
24.1**	Power of Attorney (included in signature page to Registration Statement).
27.1**	Financial Data Schedule
*
To be supplied by amendment.

**
Previously filed.

†
Confidential treatment to be requested as to certain portions of this Exhibit.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.  Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kirkland, State of Washington on December 5, 2000.

SEATTLE GENETICS, INC.
By:	/s/ H. PERRY FELL H. Perry Fell Chief Executive Officer
By:	/s/ CLAY B. SIEGALL Clay B. Siegall President and Chief Scientific Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ H. PERRY FELL H. Perry Fell	Chief Executive Officer	December 5, 2000
/s/ CLAY B. SIEGALL Clay B. Siegall	President, Chief Scientific Officer	December 5, 2000
* Tim J. Carroll	Chief Financial Officer	December 5, 2000
* Charles P. Waite, Jr.	Director	December 5, 2000
* Louis C. Bock	Director	December 5, 2000
* Karl Erik Hellström	Director	December 5, 2000

* Michael F. Powell	Director	December 5, 2000
* Marc E. Lippman	Director	December 5, 2000

*By:	/s/ H. PERRY FELL
H. Perry Fell Attorney-in-Fact
*By:	/s/ CLAY B. SIEGALL
Clay B. Siegall Attorney-in-Fact

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Part II Information Not Required in Prospectus
Signatures